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[Logo Cambrex]



News Release


Date:         June 3, 2005
Contact:      Anne-Marie Hess
              Director, Investor Relations & Corporate Communications
Phone:        201-804-3062
Email:        annemarie.hess@cambrex.com
Release:      Immediate


             DAVID R. BETHUNE JOINS THE CAMBREX BOARD OF DIRECTORS
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     East Rutherford, NJ - June 3, 2005 - Cambrex Corporation (NYSE: CBM), a
leading provider to the healthcare industry, is pleased to announce that David
R. Bethune was elected to the Cambrex Board of Directors on June 2, 2005.

     "David's vast healthcare experience and insights into the pharmaceutical industry will be an invaluable asset to Cambrex and its Board of Directors as we transition the business to specialty pharmaceuticals," commented James A. Mack, Cambrex Chairman of the Board of Directors.

     David R. Bethune most recently was Chairman and Chief Executive Officer of Atrix Laboratories, a drug delivery and product development company, where he has been a director of the company for the past ten years. Prior to Atrix Laboratories, he was President and Chief Operating Officer of IVAX Corporation, a pharmaceutical company. Before joining IVAX, Mr. Bethune began a start-up pharmaceutical company venture formed by Mayo Medical Ventures, a business unit of Mayo Clinics of Rochester.

     Mr. Bethune previously served as group vice president of American Cyanamid Company and a member of the Executive Committee where he had executive authority for human biologicals, consumer health products, pharmaceuticals and ophthalmics as well as global medical research. He was also President of the Lederle Laboratories Division of American Cyanamid Company.

     Mr. Bethune received a B.A. degree in accounting and economics from Lenior-Rhyne College, Hickory, North Carolina and Masters in Business Administration in the Executive Program from Columbia University Graduate School.


Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

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About Cambrex
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        Cambrex is a global, diversified life sciences company dedicated to providing products and services to accelerate and improve the discovery and commercialization of human therapeutics. The Company employs approximately 1900 worldwide. For more information, please visit http://www.cambrex.com.

     Since the mid-1990's, Cambrex has helped customers develop their active pharmaceutical ingredients (APIs) more efficiently and cost-effectively. The Company has diagnosed and overcome problems that clients had in their manufacturing processes, provided clinical or commercial quantities of hundreds of pharmaceutical products and provided the analytical, regulatory and other support services that clients need to shorten the time to market. More recently, the Company expanded into the product commercialization arena with sales and marketing services. The combined strength of experience, breadth of products and services and success integrating over twenty acquisitions supports the Company's strategy to move into the specialty therapeutics market.



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